Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GLOBAL PARTNER ACQUISITION CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

1.	The undersigned, being a duly authorized officer of GLOBAL PARTNER ACQUISITION CORP. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

2.	The name of the Corporation is Global Partner Acquisition Corp.

3.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 19, 2015, and an Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 29, 2015.

4.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.
5.

This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock outstanding as of the record date in accordance with the provisions of Section 242 the General Corporation Law of the State of Delaware (the “DGCL”).

6.

The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on June 12, 2015, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earlier of (i) the completion of the initial Business Combination and (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by November 6, 2017 (or February 5, 2018 if the Corporation has executed a definitive agreement for a Business Combination by November 6, 2017). Holders of shares of the Corporation’s Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of Global Partner Sponsor I LLC, (the “Sponsor”) or officers or directors of the Corporation) are referred to herein as “Public Stockholders.”

7.	The text of Section 9.2(d) of Article IX is hereby amended and restated to read in full as follows:

(d) In the event that the Corporation has not consummated a Business Combination by November 6, 2017 (or February 5, 2018 if the Corporation has executed a definitive agreement for a Business Combination by November 6, 2017), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and less up to $50,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

8.	The text of Section 9.7 of Article IX is hereby amended and restated to read in full as follows:

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated a Business Combination by November 6, 2017 (or February 5, 2018 if the Corporation has executed a definitive agreement for a Business Combination by November 6, 2017), the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Offering Shares; provided, however, that any such redemption shall be subject to the Redemption Limitation.

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Certificate of Incorporation this 3rd day of August, 2017.

Global Partner Acquisition Corp.

/s/ Paul Zepf
Name: Paul Zepf
Title: Chief Executive Officer